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                                                                   EXHIBIT 99.14


                               MARKET GUIDE INC.

                  INDEPENDENT DIRECTOR'S STOCK INCENTIVE PLAN
                              OPTION CERTIFICATE
                               (Non-Assignable)


Dated:                                              ____________________________
                                                           Number of Shares
Certificate No.:                                             Purchaseable


                          TO PURCHASE COMMON STOCK OF

                               MARKET GUIDE INC.

           Issued Pursuant to the 1995 Independent Director's Stock
                                Incentive Plan

          THIS CERTIFIES THAT


is hereby granted the option to purchase the number of fully paid and non-assessable shares of Common Stock, par value $.001 per share, of MARKET GUIDE INC., a New York corporation (hereinafter called the "Company"), set forth below upon and subject to the following terms and conditions:

          This option shall expire ten years from the date hereof (hereinafter called the "expiration date").

          This option and all rights hereunder shall be non-assignable and nontransferable, expect to the extent that the estate of the holder in the event of his death may be permitted to exercise them as hereinafter set forth.

Number of Shares subject to Option:


Option Price per Share and Market Value of
Common Stock:

Date of Grant:
Exercise Schedule:

Number of Shares                      Exercise Period:  Commences    /      Ends
----------------                      ------------------------------------------

________________

________________

________________
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Notwithstanding the foregoing limitation, all or part of the shares with respect to which this option has not been exercised shall become immediately vested and may be purchased immediately upon or at any time after (but prior to the expiration date) a Change in Control of the Company, as defined in the Plan.

          This Option is intended to be a Non-Qualified option as defined in
Section 422 of the Internal Revenue Code as amended and regulations issued thereunder to purchase from the Company the, number of shares of Common Stock, at the purchase price per share, and on the schedule, all as set forth above. The holder agrees to pay any and all taxes on compensation to which he becomes liable as a result of exercise and to pay such funds as are required to the Company to satisfy their obligation to collect and remit withholding taxes.

          This option may be exercised from time to time only by delivered to the President of the Company or an officer appointed by the President, of this option certificate with appropriate notation and duly signed by the holder on the last page hereof together with the full purchase price of the stock purchased pursuant to the exercise of the option; provided, however, that this option may not be exercised at any time when this option or the granting or exercise thereof violates any law or governmental order or regulation.

          Payment for the stock purchased pursuant to any exercise of this option shall be made in full at the time of such exercise, in cash or by check payable to the order of the Company.

          To the extent that this option shall not have been exercised in full prior to the termination or expiration date, whichever shall be sooner, it shall terminate and become void and of no effect.

          Except as otherwise provided herein or in the Independent Director's Stock Incentive Plan of the Company pursuant to which this option is issued, this option shall cease vesting upon the voluntary withdrawal of the director from the Board. Any unexercised portion of this option shall terminate at the end of three months following the cessation or termination of the holder's tenure as a director of the Company. If, however, the cessation of employment is due to the death of the holder, the holder or the representatives of the estate of the holder shall have the privilege of exercising the unexercised portion of this option which the holder or the deceased could have exercised at the time of his death, within three years after the death of the holder (but in no event after the expiration date of this option). If the optionee's tenure as director is terminated for cause, then all options outstanding shall be revoked.

          If, prior to the complete exercise of this option, there shall be declared and paid a stock dividend upon the Common Stock of the Company, or if such stock shall be split-up, combined, converted, exchanged, re-classified, or in any way substituted for, this option, to the extent that it has not been exercised, shall entitle the holder upon the future exercise of this option, to such number and kind of securities or other property, subject to the terms of the option, to which the holder would have been entitled had he actually owned the stock as to which the option is then exercised at the time of the occurrence of such stock dividend, split-up, combination, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the option shall be the same as if shares of Common Stock of

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the Company originally optioned were being purchased as provided herein, provided that no fractions shall be issued and the aggregate purchase price shall be appropriately reduced on account of any fractions not so issued.

          The holder of an option shall have none of the rights or privileges of a shareholder of the Company in respect of any of the shares of Common Stock issuable on exercise of the option, unless and until the purchase price has been paid in full.

          This option is issued pursuant to and is subject to the provisions of the 1995 Independent Director's Stock Incentive Plan of the Company, the receipt of a copy of which the holder acknowledges by virtue of the acceptance hereof. A determination of the Committee established in such Plan as to any question which may arise with respect to the interpretation of the provisions of this option and of the Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof riot inconsistent with the provisions of the Plan, as it may determine to be advisable.

          IN WITNESS WHEREOF, the undersigned officers of the Company, thereunto duly authorized, have executed this certificate as of the day and year first written above.

                                             MARKET GUIDE INC.



                                             By:________________________________


ATTEST:


________________________________

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                              NOTICE OF EXERCISE
                              ------------------

          I hereby exercise this option to purchase _______________ of the shares covered hereby.


                                                  ______________________________
                                                                        , Holder

Dated:

         YOUR OPTION CERTIFICATE MUST BE DELIVERED TO THE COMPANY UPON
       EXERCISE FOR NOTATION AS TO PARTIAL EXERCISE OR FOR CANCELLATION
                        WHEN ALL SHARES ARE EXERCISED.

                                       4
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Gentlemen:

          The undersigned hereby acknowledges receipt of option Certificate Number ______________ for ______________ shares of Common Stock of Market Guide Inc. and a copy of the 1995 Independent Director's Stock Incentive Plan and related Prospectus Material.



                                                  ______________________________